Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2019, relating to the financial statements of Lantheus Holdings, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Lantheus Holdings, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 12, 2019